Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors

STERIS plc

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of STERIS plc for the registration of debt securities, guarantees of debt securities, ordinary shares, preferred shares, warrants, and units of our reports dated August 7, 2020, November 6, 2020 and February 9, 2021 relating to the unaudited consolidated interim financial statements of STERIS plc that are included in its Forms 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 23, 2021